Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-188345-03

March 4, 2014

NSTAR Electric Company

Pricing Term Sheet

Issuer:	NSTAR Electric Company
Security:	$300,000,000 4.40% Debentures due March 1, 2044
Trade Date:	March 4, 2014
Settlement Date:	March 7, 2014
Maturity:	March 1, 2044
Coupon:	4.40%
Price to Public:	99.309%

Yield to Maturity:	4.442%

Benchmark Treasury:	3.75% due November 15, 2043
Spread to Treasury:	+83 basis points
Benchmark Treasury Price / Yield:	102-16 / 3.612%
Interest Payment Dates:	Semi-annually, on March 1 and September 1 of each year, commencing September 1, 2014.
Redemption Provisions:	Make-whole call at any time prior to September 1, 2043, at a discount rate of Treasury plus 15 basis points, and thereafter at par
Day Count / Business Day Convention:	30 / 360; Modified Following, Adjusted
CUSIP / ISIN:	67021C AJ6 / US67021CAJ62
Ratings*:	A2 (Moody’s); A- (S&P); A+ (Fitch)
Joint Book-Running Managers:	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.,
RBC Capital Markets, LLC, and Wells Fargo Securities, LLC
Co-Manager:	The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Mitsubishi UFJ Securities (USA), Inc. toll-free at (877) 649-6848.